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Exhibit 14

Dear Fellow Sallie Mae Employee,

        Sallie Mae is an organization that does business with thousands of customers and has many millions of contractual relationships with its borrowers, institutional clients, and the government. As a consequence, we find it necessary to formalize, in a legal manner, what most will find to be common sense and obvious rules and policies in the following Code of Business Conduct. Nonetheless, I believe the Code is a superb, plain English explanation of important legal and ethical concepts and reminders that I think you will find quite useful.

        We value the integrity of our organization and of our people. The position you hold within Sallie Mae is evidence of the trust we have in you. Compliance with the spirit as well as the letter of all laws, regulations and company policies, and performance of our duties according to the highest standards of honesty and integrity is expected of each of us. Please do not underestimate the importance of these duties or our determination to live by them.

        All of us must take personal responsibility for day-to-day choices and actions we take in the corporation's name. In addition, if you are a supervisor, you should make sure that all employees under your supervision understand and adhere to this Code. Furthermore, if you are a supervisor and someone reports suspicious activity to you, you may not take action against the person who came forward or otherwise discourage your staff from coming forth. Instead, you should encourage the people who work for you to report suspicious activity.

        I am personally committed to common sense standards of fairness in dealing with our staff, customers and competitors alike. I hope you find this document a useful discussion and approach to dealing with the many business issues that confront each of us daily. Please help us maintain a reputation for Sallie Mae's ethics that is second to none.

/s/ ALBERT L. LORD Albert L. Lord Vice Chairman and Chief Executive Officer

INTRODUCTION

        This Code applies equally to all employees, officers and directors of all Sallie Mae companies, including Sallie Mae, Inc., and all other direct and indirect subsidiaries of SLM Corporation (referred to collectively as "Sallie Mae"), as well as consultants hired by Sallie Mae. But, it does not create a contract of employment between you and Sallie Mae, nor alter the at-will employment relationship. In the case where a subsidiary or affiliate has published additional guidelines due to regulatory requirements, its employees must abide by such guidelines in addition to those set forth in this Code.

        If you violate any of the policies set forth in this Code, you subject yourself to discipline, including termination. Moreover, if you violate certain of the policies set forth in this Code, you also subject yourself and Sallie Mae to civil liability and criminal penalties. On the other hand, there may be circumstances where it is appropriate for management to waive a particular policy, although any waiver that affects a director or senior officer must be approved by the Board or a committee of the Board. Therefore, if you do not understand any part of this Code, please contact your supervisor. In addition, because the Code does not address every potential ethical or legal decision that may confront you as an employee, you should always seek advice from your supervisor or any of the resources in the section called Places to Go for Assistance in situations where you have any doubts about a matter that appears to have legal or ethical consequences.

PLACES TO GO FOR ASSISTANCE

        If you have a question regarding any policy contained in this Code or you are aware of an actual or potential breach, in most instances, the first person you should contact is your supervisor, your Department Head or your local Human Resources Manager. There are 2 important exceptions—

  •
  If you become aware of fraudulent activity, the first person you should contact is the Corporate Compliance Officer.

  •
  If you become aware of illegal discrimination or harassment, the first person you should contact is your Human Resources Manager.

However, if you feel that these people have not addressed your information appropriately or if the circumstances make it inappropriate to discuss the matter with them, then you may contact:

  1)
  The Corporate Compliance Officer,

  2)
  A member of the Legal Department, or

  3)
  The Code of Conduct Helpline. Dial 1-800-93-ALERT (800-932-5378) any time, any day.

        Please refer to the end of this Code for the addresses and telephone numbers for the above-listed individuals and for other relevant numbers that are specific to your office or location.

        To the maximum extent possible, Sallie Mae will protect the confidentiality of persons who report possible misconduct. You may report misconduct on an anonymous basis by calling the Helpline. However, we may be unable to investigate properly allegations that are made anonymously.

        Please keep in mind that the Code of Conduct Helpline is to be used solely for the purpose of reporting actual or potential breaches of this Code of Business Conduct and to ask questions regarding whether particular actions conform with or violate the Code.

        Intentionally making a false report that a person has breached this Code is a breach of the Code and may have legal consequences.

IF YOU ARE INVOLVED IN AN INCIDENT

        It is our policy to investigate promptly suspected violations of this Code. If you suspect or detect any inappropriate activity, you are required to report it immediately. Incidents of fraud and theft will be referred for criminal prosecution when appropriate. Efforts will be made to preserve the confidentiality of any information you provide.

        Guidelines that should be observed if you are involved in this type of an investigation are as follows:

  1)
  Do not attempt to investigate a suspected case of fraud or dishonesty and do not attempt to confront the suspected party.

  2)
  Do not terminate an employee for fraud or dishonesty without first consulting Human Resources, obtaining specific guidance and approval on how best to proceed.

  3)
  Do not promise to forego reporting or threaten to report a crime to law enforcement authorities as a way to encourage the return of stolen funds or property.

  4)
  Do not discuss the matter with others, unless instructed to do so. Contact the Legal Department about how best to communicate with any law enforcement agency investigating or prosecuting a criminal complaint.

QUESTIONS TO ASK YOURSELF WHEN YOU FACE A TOUGH DECISION

        Here are a few questions to ask yourself if you are confronted with a situation that seems to involve ethical issues.

  1)
  What is the purpose of the laws, regulations or Sallie Mae policies? Is my action, even if it looks legal, going to be consistent with that purpose?

  2)
  Would I want my actions reported on the evening news or in trade papers?

  3)
  What would my friends and family think of my decision?

  4)
  What will the direct and indirect consequences of my decision be for Sallie Mae?

  5)
  Even if I'm sure that my actions are proper, is there a risk that they may appear to others as improper?

        After asking yourself these questions, if you are still unsure about how to proceed, then stop for a moment and seek assistance from the individuals listed at the end of this Code.

        Always think before you act. If you are told to do something that you think or know is wrong, do not do it. Remember: you are responsible for your own actions.

IF YOU'RE UNSURE, ALWAYS ASK MORE QUESTIONS

ACCURACY OF BOOKS AND RECORDS/FALSE CLAIMS

        In all businesses, accurate books and records are critical. In our work at Sallie Mae, some of which includes filing claims for government payments, precision in our books and records is even more essential. Sallie Mae will not tolerate any inaccurate, false, misleading, incomplete or careless record keeping. This rule applies to every facet of our business. Employees should realize that making a false statement on company records or altering company records could lead to criminal prosecution of the company, the employee involved and coworkers.

        The corporation and the business community rely on the truthfulness and accuracy of our record keeping. For instance, the board of directors, stockholders, customers, suppliers, government regulators and others depend on the information they receive from us and expect it to be accurate. Thus, your commitment to accuracy enhances our reputation in the business community and minimizes potentially costly legal exposure. It is also an essential component of the business planning process and thus affects the corporation's growth prospects.

        Moreover, as a purchaser and servicer of student loans, Sallie Mae is subject to very specific laws and regulations, including due diligence requirements, in servicing loans. The punishment for violations of such laws is often quite disproportionate to the apparent magnitude of the wrongdoing. It is our policy that all employees comply strictly with the spirit and letter of these laws and regulations. There have been a number of criminal prosecutions in the student loan industry against individuals who have falsified servicing histories. Sallie Mae has a zero tolerance policy for falsification or alteration of corporate records. In addition, if you see any of your colleagues engaging in what may be falsification or alteration of corporate records, inform your supervisor immediately. By doing so, you will be acting in the best interest of Sallie Mae.

        The Company's books, records, accounts and reports must accurately reflect its transactions and must be subject to an adequate system of controls to promote the highest degree of integrity. Reports and documents that the Company files with or submits to the Securities and Exchange Commission and other public communications, must contain full, fair, accurate, timely and understandable disclosure.

ANTITRUST

        It is Sallie Mae's policy to comply strictly with all applicable antitrust laws. The following is a partial list of some of the activities that antitrust law prohibits.

  •
  Price fixing agreements, such as agreements to fix purchase premiums, servicing fees or collection fees;

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  Customer or supplier boycotts;

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  Agreements to allocate markets, such as agreements not to compete on particular Requests For Proposal ("RFP's") or other business opportunities;

  •
  Bid rigging;

  •
  Exchanging information regarding prices, fees or discounts; and

  •
  Other types of agreements with competitors that are anti-competitive.

        With this list in mind, you should adhere to the following rules:

1) Do not initiate any discussion with a competitor that in any way touches upon the above activities, even in very general terms.

2) If one of our competitors contacts you regarding a prohibited activity, stop the conversation immediately and contact the Corporate Compliance Officer.

3) In all situations when you come into contact with representatives from our competitors, be careful what you say. In particular, you should exercise good judgment and discretion at trade association and professional meetings.

        The antitrust laws are highly complex. You should contact the Legal Department whenever you have a concern that may involve this area of law. Joint bids with non-Sallie Mae entities should also be reviewed by the Legal Department.

ATTORNEY-CLIENT PRIVILEGE

        To encourage candor and openness in seeking and providing legal advice, the law recognizes an attorney-client privilege which shields communications between Sallie Mae's employees and its attorneys from disclosure in connection with litigation. To maintain this privilege, communications to and from Sallie Mae's attorneys for the purpose of seeking or giving legal advice must not be disclosed to others unless authorized by Sallie Mae's Legal Department.

AUDITS AND INVESTIGATIONS

        Audits of all corporate activities, including audits of compliance with this Code of Business Conduct, are periodically performed by the internal auditor, clients or government officials. Our policy is to cooperate fully with any appropriate investigation, while at the same time protecting the legal rights of the corporation and of our employees. We have procedures for responding to routine investigations conducted by our clients and loan guaranty agencies. In any other situation, if you or someone who reports to you is contacted by a government investigator who asks you for an interview, seeks information or access to our files, or tells you that Sallie Mae or an employee of Sallie Mae is under investigation, you should immediately contact the Legal Department.

        If you are involved in an audit or investigation:

1) Do not destroy any documents within Sallie Mae's possession or control if you expect those documents to be requested by the government or a court, even if the Record Retention Policy would otherwise permit. The definition of document includes electronic media such as computer files and e-mail.

2) Never attempt to convince any other Sallie Mae employee or other person to provide misleading or untrue information to auditors or investigators.

3) If you receive a grand jury subpoena or subpoena to testify in a legal proceeding concerning Sallie Mae records, submit that document to the Legal Department before any other action is taken. If you receive a subpoena directing Sallie Mae to produce documents in a proceeding in which Sallie Mae is not named as a defendant, contact the Legal Department.

4) If an investigator or lawyer for the government contacts you outside of the workplace, you are strongly encouraged to contact the Legal Department before responding. If you decide to speak to a government investigator, you should be entirely truthful.

BUSINESS COURTESIES AND GIFTS

        In certain instances, giving gifts is an accepted manner of doing business. However, no gifts or favors should be offered to or accepted from clients, potential clients or anyone with whom Sallie Mae does business where doing so might be perceived to influence your judgment. While there is no law prohibiting the acceptance of non-cash business courtesies by employees of private companies, we do not want clients, shareholders, other companies or our fellow employees to question whether we made a decision to purchase goods or services in the best interest of Sallie Mae.

        Therefore, you should comply with the following rules:

1) Normally, Sallie Mae pays for all employee expenses for business travel and entertainment. However, you may offer or receive meals and entertainment to or from a third party when the third party is present and circumstances surrounding the meal and entertainment have a clear business purpose, e.g., talking business over lunch.

2) You may offer and accept gifts of promotional items, such as mugs that bear the company's name, and mementos of nominal value. You may not offer or accept tickets to sporting and cultural events unless you will be accompanied by the person who is your guest or host.

3) If someone presses a gift on you the acceptance of which would be inconsistent with this policy, or if you are offered cash in any amount or a monetary equivalent, you should decline the gift and immediately report the situation to one of the individuals listed at the end of this Code.

4) Under no circumstances should you accept any bribes or kickbacks from vendors or suppliers. This may constitute criminal activity.

5) It is Sallie Mae's policy not to give gifts of any value or meals to federal government employees. If you are dealing with state or local government officials, you must comply with local and state restrictions that apply to business gratuities. Information about such restrictions is available from the Legal Department.

These rules do not cover every eventuality. If you are unsure whether a specific gift or entertainment offer lies within the bounds of acceptable business practices, ask yourself:

  •
  Is it clearly related to Sallie Mae's business?

  •
  Is it reasonable and in good taste?

  •
  Do I feel pressure to reciprocate by giving the third party business? Or conversely, am I putting inappropriate pressure on someone else to close a deal with Sallie Mae?

  •
  Will I be comfortable if the situation becomes public knowledge?

COMPUTER SOFTWARE AND E-MAIL

        Most of the computer programs that we use to conduct our business are protected by copyrights. It is our policy to respect these copyrights, as well as to comply with all laws and license agreements regarding the proper use of computer software. Accordingly, apart from authorized back-ups that are allowed by a license agreement, you should not make copies of computer programs. Also, you may not remove any copyrighted computer software from the premises except as required to work remotely. If your job entails writing computer programs, you must first confirm with the Legal Department that a valid license has been obtained before using or referring to lines of code written by a third party.

        Sallie Mae provides its employees with e-mail to be used for business purposes. The corporation may from time to time publish policies on limited personal use of e-mail, and you are responsible for knowing and conforming with these policies. It should be recognized that there is no expectation of privacy with e-mail. Unlike an oral conversation, e-mail can be permanently recorded. If you send an e-mail, expect that the recipient will print it or forward it to others. Also, your messages remain on back-up tapes of Sallie Mae's computers or even external computers for at least several months. Accordingly, you must exercise caution and discretion when sending e-mail. E-mail is like a business letter and should not include any objectionable statements or derogatory remarks. Sending e-mail that is in any way obscene or harassing is strictly prohibited. The company reserves the right to audit e-mail communications of its employees.

        We have provided some of our employees with Internet access to assist them in conducting company business and we have a strict policy regarding Internet usage. You may use the Internet for personal reasons on a limited basis, but you may not chat during regular work time, send chain letters, download music, videos or software or view pornographic, illegal or otherwise offensive Web sites. Our complete policy appears in the bulletin board located on the Intranet.

CONFIDENTIAL INFORMATION

        We expect our employees to safeguard confidential information about Sallie Mae and about the companies and clients with which we do business. This information is more important to us than our company's physical assets such as buildings and computers. Accordingly, our employees should not disclose such confidential information to unauthorized parties.

        We are particularly concerned about protecting the systems and product designs, procedures, source code, specifications, pricing guides, documents, software and other work product that our employees produce during the course of their employment. Such work product is the property of Sallie Mae, and as such, Sallie Mae is entitled to ownership of the copyright, patent, trade secret and any other proprietary rights to the material. In this regard, you may not copy, remove or send outside the company on the Internet any proprietary documents or other materials except as authorized. Confidential information also includes personnel records and information relating to pending or threatened litigation.

        Sallie Mae often hires independent contractors who develop software or other documents. Sometimes the independent contractors own the copyright to their work product, and sometimes they agree to transfer the copyright to us. Before hiring an independent contractor to create software or documents for Sallie Mae, you must ensure that there is a contract determining the rights of ownership.

        We have the following specific rules regarding the protection of confidential information:

1) Disclosures of confidential information to outside parties, other than agents of the company, are to be made only after the parties have signed a confidentiality agreement. Without appropriate safeguards, disclosure of Sallie Mae confidential information may result in the loss of our ability to claim that such information is confidential.

2) Receiving confidential information from third parties can also lead to legal exposure and potential embarrassment. Therefore, do not accept material that you know or suspect is confidential without first contacting the Corporate Compliance Officer.

3) New employees should be hired because their particular skills match an open job description. Employees should never be hired for their knowledge of a past employer's confidential information. Moreover, no new employees may be assigned to a position that would likely require them to use a past employer's trade secrets or proprietary information.

4) After leaving employment with Sallie Mae, a former employee maintains an obligation not to disclose Sallie Mae's confidential business information. Employees may be asked to sign confidentiality and non-disclosure agreements at the time of employment and upon leaving Sallie Mae. Employees should be mindful of the content of these agreements and adhere to them.

5) Employees should not attempt to gain access to any automated computer system information for which access has not been authorized.

6) Public or press inquires should be directed to the Corporate Communications Department. Inquiries from stockholders should be directed to Investor Relations.

7) Confidential business matters should not be discussed with friends or family or in public places.

CONFLICTS OF INTEREST/OUTSIDE EMPLOYMENT

        A conflict of interest arises when your personal situation clouds your judgment and renders you unable to act in the best interest of Sallie Mae. An apparent conflict occurs when your personal interests have the potential to interfere with your ability to exercise your judgment fairly. At Sallie Mae, we need to be particularly careful because many of our employees have personal or family relationships with borrowers whose loans we service.

        As a Sallie Mae employee, you must avoid conflicts of interest. Before you engage in any activity that could possibly pose a conflict, you must have the activity approved in advance by your supervisor.

        Accordingly, you must adhere to the following rules regarding conflicts of interest:

1) Inform your supervisor of any family or personal relationship that might influence or appear to influence your judgment when acting as a Sallie Mae employee.

2) Considering the nature of our business, from time to time it is possible that we will purchase loans of some of our employees or their close friends or relatives. If you find yourself in a position to directly affect your loans or the loans of relatives or friends, you should contact your supervisor immediately.

3) If you are an executive, professional or technical employee involved in non-Sallie Mae business, you must inform your supervisor of the circumstances surrounding your outside business activities. This information will be kept confidential and apart from any disclosure required to assess whether there is a conflict of interest.

4) You must disclose any significant personal or financial interest that you may have in a matter related to Sallie Mae.

5) You cannot accept payment from any other source for work you do at Sallie Mae.

6) You cannot be employed outside of Sallie Mae if such a position interferes with your work at Sallie Mae. Please contact your supervisor with any questions regarding this policy.

7) You or members of your immediate family may not have a financial interest in a non-publicly traded company if that company is a customer, competitor or supplier of Sallie Mae unless the Corporate Compliance Officer approves after full disclosure.

8) You or members of your immediate family may hold stock in a publicly traded company that is a customer, competitor or supplier of Sallie Mae. However, you may do so only if you own less than one percent of the company's outstanding shares. Any exception to this policy must be approved by the Corporate Compliance Officer after full disclosure.

9) You may serve on the board of directors of a charity or community organization, or on the board of directors of a privately held company that is not a customer, competitor or supplier of Sallie Mae so long as your time commitments to the other organization do not impact your job at Sallie Mae. You may serve on the board of directors of a publicly traded company only with the prior approval of the Vice Chairman or Chairman of the Board of SLM Corporation.

CORPORATE OPPORTUNITIES

        Employees may not: (a) take advantage for themselves personally of opportunities related to Sallie Mae's business; (b) use Sallie Mae property, information or reputation for personal gain; or (c) compete with Sallie Mae for a business opportunity.

CUSTOMER PRIVACY

        Sallie Mae is committed to protecting our customers' privacy. The nature of our business means that we collect and create a large amount of personal information about borrowers and other individuals: their email addresses, their Social Security numbers and their repayment habits, to list a few examples. This information must not be divulged to others—not to outside parties and not to fellow employees—except where you are authorized and where a business need exists to do so. Sallie Mae's privacy policy with respect to customer information or visitors to our website is posted at www.salliemae.com.

DRUGS, ALCOHOL AND FIREARMS

        It is Sallie Mae's policy to promote the safety and well-being of its employees and establish and maintain a healthy work environment. Accordingly, our work environment must be free from substance abuse and weapons.

        The following rules apply:

1) No alcoholic beverages may be consumed on company premises except in connection with company-authorized events.

2) All persons are prohibited from being under the influence of alcohol or illegal drugs while on Sallie Mae premises or while performing official business for Sallie Mae.

3) The sale, possession, transfer or purchase of illegal drugs on company property or while performing company business is prohibited.

4) Firearms and other weapons are prohibited on company premises.

        Sallie Mae has contracts with established employee assistance providers at all major corporate locations. The employee assistance plan (EAP) provides diagnostic counseling and treatment services to any employee experiencing an alcohol or drug-related problem. A self-referral may be made without notifying anyone in the corporation. Informational brochures listing the range of services available, including local telephone numbers, may be picked up in the Human Resources office or at the general reception desk at your location.

EMPLOYMENT AND EQUAL OPPORTUNITY

        Sallie Mae is an at will employer. This means that you are free to leave your job at any time for any reason. Conversely, Sallie Mae is free to terminate your employment at any time for any non-discriminatory reason.

        It is Sallie Mae's policy to provide equal opportunity for all in accordance with all applicable federal, state and local laws regarding equal employment.

        All Sallie Mae employees deserve to be treated with respect. Accordingly, employees must not engage in degrading or humiliating jokes, slurs, intimidation or other harassing conduct towards others.

        Our equal opportunity policy applies to all employees and prospective employees. It extends to all facets of our relationship with employees, including recruitment, compensation, benefits, relocation, training and other terms and conditions of employment. If you have any concerns regarding our equal opportunity policy, you should contact your local Human Resources Department.

        Sallie Mae does not tolerate any form of sexual harassment. Sexual harassment is the offering or solicitation of sexual favors by one employee to another employee. Sexual harassment also includes physical or verbal harassment or abuse that is sexually related. In addition, any activity that creates a work environment that is sexually intimidating, offensive or hostile may be sexual harassment.

        Sallie Mae also does not tolerate harassment or discrimination on the basis of any other protected class such as race, color, religion, sexual orientation, age, disability, national origin, Vietnam or disabled veteran status or any other basis prohibited by applicable law.

        Employees shall not engage in romantic relationships with other employees who are their supervisors or subordinates, or to whom they report or whom they supervise directly or indirectly.

        As a Sallie Mae employee, we suggest that you treat your co-workers on a gender-neutral basis. That means that men and women who work for Sallie Mae should treat one another with respect and courtesy without regard to whether they are of the same or different genders. For example, Sallie Mae employees should recognize that remarks regarding physical appearance or dress may lead to misunderstandings and therefore should be avoided.

EMPLOYMENT OF CLOSE RELATIVES

        We want to ensure that we have a fair and impartial workplace. Therefore, although we believe that there are many positive aspects to having related persons and families working at Sallie Mae, we have several specific guidelines relating to the employment of relatives. However, you may not work for or supervise a relative, unless this policy is specifically waived by Human Resources.

FAIR DEALING

        Employees should deal fairly with the company's customers, suppliers, competitors and employees. No one should take unfair advantage of another individual or company through manipulation, concealment, abuse of confidential, proprietary or privileged information or misrepresentation of material facts.

GOVERNMENT CONTRACTING

        From time to time, Sallie Mae enters into contracts with federal and state government agencies. The laws and regulations relating to contracting with the government impose different and far more extensive requirements that those encountered with other customers. In many cases, common commercial business practices violate statutes and regulations that govern contracts with federal or state government agencies. Violations of these statutes and regulations could subject Sallie Mae to fines, penalties such as debarment or suspension from future government contracts, and in some instances, criminal prosecution of either Sallie Mae or individual employees.

        If your position involves government contracting, contact the Legal Department to obtain support for the bidding process and to keep apprised of statutes and regulations that may be relevant to your work.

        Among many other topics, federal and procurement laws and regulations require:

  •
  Accurate and complete tracking and billing of all labor and materials cost;

  •
  Faithful and strict conformity to all contract specifications and requirements;

  •
  Compliance with the Truth in Negotiations Act, including the proper submission of "cost or pricing data;"

  •
  Avoidance of fraudulent demands for payment of money or the transfer of property that could potentially violate the False Claims Act;

  •
  Compliance with the Anti-Kickback Act of 1986, whereby Sallie Mae employees are forbidden from offering, giving, transferring or receiving anything of value, for personal or Sallie Mae benefit, to any official, employee or agent of the federal government; and

  •
  Compliance with rules regarding hiring or soliciting employment of present or former government officials.

INSIDER TRADING

        Insider trading means trading in securities while possessing material inside information. Insider trading is a very serious matter: It is not only unethical but illegal. Federal securities laws provide severe civil and criminal penalties for engaging in insider trading.

        "Material" information is that which a reasonable investor would consider important in deciding whether to buy, sell, or retain a security. "Inside" information is information not widely disseminated or generally known to the public.

        In addition to the above restrictions against trading in Sallie Mae securities, a Sallie Mae employee having "material, inside" information about companies with which Sallie Mae does business may not purchase or sell the securities of those companies.

        In both of the above two scenarios, where the "material, inside" information relates to Sallie Mae securities or securities of companies doing business with Sallie Mae, it is also illegal to pass on "material, inside" information to others, including family and friends, who then trade on that information.

PERSONAL FINANCE

        Because of the nature of the corporation's business, your personal financial situation, if improperly handled, could undermine both your credibility and that of Sallie Mae. Considering the nature of our business, it is particularly essential that you be above reproach in the handling of your student loan indebtedness, if any.

POLITICAL ACTIVITIES

        We encourage our employees to become involved in all aspects of our country's political process. Political activity, however, has to take place on personal rather than company time. Here are a couple of the rules:

  •
  Corporations may not make contributions to federal candidates, political parties or political action committees (PACs). You may not use any Sallie Mae funds, assets, facilities or personnel to benefit a candidate for federal office, political party or PAC, other than in extremely limited circumstances. Federal law permits a corporation to use its facilities and employee services to communicate with its executives on any subject, including expressly advocating the election or defeat of a candidate and solicitations. Therefore, an employee may engage in a so-called "internal fund-raising activity" targeted to most managers and all officers, directors and shareholders. There is also an express exception for expenses borne by a corporation for corporate sponsored events at which a candidate appears, such as a breakfast, luncheon or cocktail reception for a candidate to which only executives are invited.

  •
  Sallie Mae is required to register and report the lobbying activities of its employees. Such activities include:

  (a)
  communicating with any member or employee of the U.S. Senate or the House of Representatives for the purpose of influencing legislation;

  (b)
  communicating with certain Executive Branch officials for the purpose of influencing any Executive Branch action; and

  (c)
  engaging in research or other activities to support or prepare for such communication.

Senior officials of the U.S. Departments of Education, Health and Human Services and Treasury are also covered by the registration rules.

1) So that Sallie Mae may properly register and report its lobbying activities, you must notify the Legal Department before engaging in any lobbying activities listed above.

2) If you intend to testify before any legislative or regulatory body, whether federal, state or local, you must obtain approval from the Legal Department.

3) As an employee, you may not represent the corporation on policy issues except when it is part of your job to do so. Thus, you cannot allow your affiliation with Sallie Mae as an employee to be used in favor of or against any candidate, issue or cause.

PROTECTION OF COMPANY ASSETS

        Company assets, such as information, supplies, equipment, materials, intellectual property, software, hardware and facilities, are valuable resources and are to be used for business purposes. Safeguarding this property from loss, damage or theft is the responsibility of all employees. No one may take Sallie Mae property or assets for personal or third party use or gain, nor give them away, sell or trade them without proper authorization.

WORKPLACE VIOLENCE

        We want each of our employees to feel safe at work. Workplace violence, which includes, but is not limited to threats or threatening behavior, intimidation, harassment or assault, will not be tolerated.

DISCIPLINE AND SANCTIONS

        Most employees will follow the Code of Business Conduct without any difficulty. In the event that an employee does not follow the Code, however, Sallie Mae will stand behind its policies. Any employee violating any provision of the Code of Business Conduct will be subject to serious disciplinary action, up to and including termination. Discipline will be handled fairly and consistently. Where appropriate, Sallie Mae will not limit itself to disciplinary action but will pursue legal action against offending employees and other individuals involved. In some cases, Sallie Mae may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

        Employees who report concerns will not be subject to discipline or retaliation if the allegation was brought in good faith. On the other hand, any employee who deliberately makes a false accusation with the sole purpose of harming or retaliating against another employee will be subject to disciplinary action.

QUESTIONS AND ANSWERS

General:

Q1: If I have a question relating to the Code of Conduct, whom should I contact?

A: In many instances, you should contact your Department Head. In certain circumstances, we realize that this may not be practical, or may be uncomfortable for you. Therefore, you may also contact the Legal Department, Human Resources or the Corporate Compliance Officer. The back of this booklet contains a listing of relevant phone numbers.

Q2: I think I saw a fellow employee commit a Code violation, but I'm not entirely sure. Will I get in trouble if I report what I know?

A: No. In fact, you are more likely to get in trouble if you do not report your suspicion. You are required to report possible Code violations. As long as you have a good faith belief that a violation occurred, you will not be subject to any discipline.

Q3: I'm in a situation where making the correct decision would mean that the company would lose money. Should I be ethical even if this means losses?

A: Yes. Our employees should act ethically at all times and in all circumstances. You should never jeopardize Sallie Mae's overall well-being for financial gain.

Q4: My supervisor gave me an order that I think requires me to violate the law. What should I do?

A: Refuse to follow the order. If you feel comfortable in doing so, tell your supervisor or Department Head your concerns. If you are uncomfortable, contact your local Human Resources Department or the Corporate Compliance Officer.

Q5: Are our consultants obligated to follow this Code?

A: In most cases, yes. When a consultant signs our standard agreement, he agrees to abide by our rules of business conduct. If a consultant will work at a Sallie Mae facility for 30 days or more, he is required to attend a briefing on the Code.

Accuracy of Books and Records:

Q6: I was just on an extended business trip. Typically, I keep good track of my receipts for expenses that are reimbursable, but this time I lost a few. Will I still be reimbursed?

A: In the circumstance in which you have lost a receipt and are unable to obtain a replacement, you should write a memorandum and attach it to your expense report that explains what the expense was and that you lost the receipts. In ordinary circumstances, your request will be granted.

Q7: I'm required by law to document the number of times that I've called a particular borrower. I didn't have time to make all my calls, so I'm just going to make an entry into the file that I've called him. Am I doing anything wrong?

A: Yes. You are violating laws relating to student loan collection practices as well as company policies. You should never falsify company records.

Business Courtesies and Gifts:

Q8: During the holiday season, I received a wine and cheese basket from a bank with whom we do business. It looks really fancy—I'm sure it's worth $100. May I keep it?

A: No. You should share the gift with co-workers. If a gift cannot be consumed in the office, distribute it using a random process.

Q9. One of our vendors is sponsoring a seminar for all of its clients, not just Sallie Mae. The seminar sounds really interesting and it won't cost Sallie Mae anything for me to go—they've offered to pay my plane ticket, hotel and meals. Is this a gift?

A. Yes. If your supervisor approves, you may go to the seminar and accept the meals served during the seminar. However, you should charge your travel and lodging to the company, not the vendor.

Customer Privacy:

Q10: I have access to a computer that contains borrower records. I'd like to look up how much money some of my friends owe on their student loans. If I don't alter any information, may I do this just to satisfy my curiosity?

A: No. Financial records are to be kept private. If you read files without proper authorization, you may be subject to immediate termination.

Q11: A friend has asked me to make a personal loan to him. I would like to see his credit record before making a decision. May I access his credit record through Sallie Mae resources?

A: No. This is a breach of Sallie Mae's confidentiality rules, of Sallie Mae's agreement with the credit reporting agencies and an improper use of Sallie Mae corporate resources. You have no need on behalf of Sallie Mae to have this information. The system to obtain credit reports is only for Sallie Mae business purposes, not for the individual purposes of employees. The proper way to handle this would be to ask your friend to obtain a copy of his credit report and provide it to you.

Conflicts of Interest:

Q12: Do Sallie Mae's conflict of interest rules apply to good friends or distant relatives?

A: Possibly. Typically our rules apply to immediate family members. Nonetheless, if you have a particularly strong relationship with a friend or distant relative whose business conflicts with ours, such as if the person lives in your home, then our rules may apply. You should discuss the situation with your supervisor or Department Head.

Company Assets:

Q13: Is it okay to show a Sallie Mae training or promotional video at a meeting with school officials?

A: If the video was purchased by Sallie Mae from a third party for internal purposes only, then you need to ask the third party for permission. If the video was developed by Sallie Mae for training or other internal purposes, unless it was developed specifically for showing to people outside the company, then it probably contains any information that is confidential or proprietary. When in doubt, ask your supervisor. Therefore, you should ask the person who controls the video whether you may share it with customers or other outsider organizations.

Employment Issues:

Q14: My supervisor doesn't follow Sallie Mae's sick leave policies. He's different than all the other supervisors at our location. What should I do?

A: Contact your local Human Resources Department.

Q15: I think I'm being discriminated against because of my age? What should I do?

A: Contact your local Human Resources Department. Sallie Mae strictly adheres to all equal employment opportunity laws, and as such, does not discriminate on the basis of age.

Government Contracts:

Q16: Without asking for it, I recently received confidential information about a competitor who is bidding for the same government contract. What should I do?

A: You should immediately contact the Legal Department and forward the information to them. Do not read the material or make any copies. If you receive such information verbally, you should immediately tell that person that such discussions violate Sallie Mae's policy and you must stop the discussion immediately.

Insider Trading:

Q17: I understand that I can't buy Sallie Mae stock based on inside information, but can I advise a family member or a friend to do so?

A: No. You and the recipient of the information would be violating insider trading laws.

Political Activities:

Q18: If I want to send an e-mail message to my Congressman on my own time to express my own view on something, may I send the message from my PC at work?

A: Not unless you can send the message through your personal ISP. If you send the message from your Sallie Mae e-mail account, the fact that your e-mail address reflects the Sallie Mae name could imply that the company supports your position. Also, if you are sending a message related to your Congressman's campaign for reelection, you may not use a Sallie Mae P.C. at all.

INDEX

Alcohol
Antitrust
Attorney/client privilege
Audits
Books and records, see Records
Bribes
Borrower records, accuracy
Business gratuities, see Gifts
Campaign contributions
Competitors
Computer software
Confidential information
Confidentiality of reported information
Conflict of interest
Contractors, applicability of Code to Copyright
Corporate property, see Business equipment
Dating coworkers
Discipline
Discrimination
Documents, see Records
Drugs, illegal
Due diligence
Electronic mail, see Internet
Embezzlement, see Theft
Employee Assistance Program
Employment, outside of relatives with Sallie Mae
Equal opportunity
Entertainment
False claims
Family members, disclosure of confidential information to disclosure of material, inside information to employment of
Federal employees
Firearms
Fraternization
Fraud
Fundraising, political
Gifts
Government contracts
Government employees
Government investigations
Grand jury subpoena
Guns
Harassment
Hiring new employees
Independent contractors, see Contractors
Internet

Insider trading
Investigations
Kickbacks
Licenses, see Computer software
Lobbying
Meals
Media
Penalties
Personal finances
Political activity
Press inquiries
Privacy
Procurement
Records, accuracy of destruction of
Relatives, see Family members
Romantic relationships
Securities, see Stock
Sexual harassment
Socializing, with coworkers, see Fraternization with clients, see Entertainment
State government employees
Stock, other companies, Sallie Mae
Stockholder inquiries
Subpoenas
Testifying
Theft
Tickets, see Gifts
Trade secrets
Violence

QuickLinks

TABLE OF CONTENTS
INTRODUCTION
PLACES TO GO FOR ASSISTANCE
IF YOU ARE INVOLVED IN AN INCIDENT
QUESTIONS TO ASK YOURSELF WHEN YOU FACE A TOUGH DECISION
ACCURACY OF BOOKS AND RECORDS/FALSE CLAIMS
ANTITRUST
ATTORNEY-CLIENT PRIVILEGE
AUDITS AND INVESTIGATIONS
BUSINESS COURTESIES AND GIFTS
COMPUTER SOFTWARE AND E-MAIL
CONFIDENTIAL INFORMATION
CONFLICTS OF INTEREST/OUTSIDE EMPLOYMENT
CORPORATE OPPORTUNITIES
CUSTOMER PRIVACY
DRUGS, ALCOHOL AND FIREARMS
EMPLOYMENT AND EQUAL OPPORTUNITY
EMPLOYMENT OF CLOSE RELATIVES
FAIR DEALING
GOVERNMENT CONTRACTING
INSIDER TRADING
PERSONAL FINANCE
POLITICAL ACTIVITIES
PROTECTION OF COMPANY ASSETS
WORKPLACE VIOLENCE
DISCIPLINE AND SANCTIONS
QUESTIONS AND ANSWERS
INDEX